EXHIBIT 11

STATEMENT REGARDING COMPUTATION

OF PER SHARE EARNINGS

		Shares
Basic (loss) per share
For the three months ended
Basic shares outstanding at September 30, 2003		1,762,447
Net (loss)	$(151,692)	$(.09) per share

Weighted average basic shares outstanding	1,762,447

		Shares
Diluted (loss) per share
For the three months ended
Diluted shares outstanding at September 30, 2003		1,828,017
Net (loss)	$(151,692)	$(.09) per share*

Diluted shares outstanding	1,828,017

*Note: Basic earnings per share is computed as earnings divided by weighted average shares outstanding. Diluted (loss) per share is the same as Basic (loss) per share when a loss occurs.